EXHIBIT 99

FOR IMMEDIATE RELEASE

Innovo Group Reports Fourth Quarter and Fiscal 2004 Results

Innovo reports fourth quarter net income of $1.3 million on revenues of $30.1 million from continuing operations

LOS ANGELES, February 28, 2005 - Innovo Group Inc. (NASDAQ: INNO), on Friday, February 25, 2005, disclosed its financial results for the fourth quarter and its year ended November 27, 2004 in its Annual Report on Form 10-K filed with the Securities and Exchange Commission.  The following is a summary and discussion of certain of these results and events and should be read in conjunction with the Company’s financial statements as disclosed in its Annual Report.

•                  For the fourth quarter of fiscal 2004, the Company generated net income of $1.3 million from continuing operations on revenues of $30.1 million.

•                  Fiscal 2004 net revenues from continuing operations increased 52% to $104.7 million compared to $69.1 million in fiscal 2003.

•                  The Company’s Joe’s Jeans division generated sequential revenue growth of 47% during the fourth quarter of fiscal 2004.

•                  During the third and fourth quarters of fiscal 2004 combined, the Company generated net revenues of $66.2 million, resulting in net income of $3.6 million, or $0.11 per share, from continuing operations.

•                  For fiscal 2004, on net revenues of $104.7 million, the Company generated a net loss of $7.1 million from continuing operations, or $0.25 per share on a fully diluted basis.

Jay Furrow, CEO of Innovo, commented: “We are pleased to finish fiscal 2004 with two consecutive positive quarters, and we are looking forward to building off this momentum in our efforts to continue to produce profitable results in fiscal 2005. With our exit from the urban fashion and accessories businesses during fiscal 2004, we have since been able to focus and capitalize on our core denim and denim-related apparel businesses, and generate positive results during the second half of fiscal 2004.”

Mr. Furrow commented further,  “As we move into fiscal 2005, we are pleased with the development of our existing portfolio of branded and private label denim products and our ability to generate strong revenues, consistently solid margins and profits.  In particular, we are especially pleased with our Joe’s Jeans business and its strong performance in the high-end  denim marketplace and the positive response we are receiving from our indie™ collection.  We believe these brands are well positioned to take advantage of the strength in the denim marketplace.   Based on the current demand for our products in the denim marketplace, we are excited about our ability for continued growth in fiscal 2005 and our ability to execute upon opportunities that will maximize profits for our shareholders.”

Fourth Quarter Results Summary

In the fourth quarter of fiscal 2004, the Company generated income from continuing operations of $1.3 million, or $0.04 per share, compared to a loss from continuing operations of $5.0 million, or a loss per share $0.23, in the same period of fiscal 2003.  Weighted average shares outstanding on a fully diluted basis for the fourth quarter of 2004 were 32,199,000 compared to 21,274,000 in the fourth quarter of fiscal 2003.  The discussion below composes our financial results from our continuing operations during the relevant periods.  We have excluded our financial results from our discontinued operations.

Net Sales

Net sales decreased to $30.1 million in the fourth quarter of fiscal 2004 compared to $33.6 million in the fourth quarter of fiscal 2003, or a 10% decrease.  However, during the period, the Company’s Joe’s Jeans division’s revenues increased by $3.8 million, a 107% increase over the prior year period.  The decrease in net sales in the fourth quarter of fiscal 2004 was attributable to a $3.8 million decrease associated with our Shago and Fetish apparel products which the Company ceased producing during the latter half of fiscal 2004.  Additionally, the decrease is a result of a reduction in private label sales in the period as a result of certain programs with our primary private label accounts being shipped in the third quarter of fiscal 2004 as opposed to the fourth quarter of fiscal 2003.

Gross Margins

Gross profit increased to $6.8 million in the fourth quarter of fiscal 2004 compared to $1.9 million in the fourth quarter of fiscal 2003.  This resulted in an increase of the Company’s gross margin to 23% in the fourth quarter of fiscal 2004 from 6% in the prior year comparative period.  The increase is attributable to inventory write downs in the fourth quarter of 2003 for slow moving, out-of-season and obsolete inventory.

SG&A Expenses

SG&A expense decreased to $4.8 million in the fourth quarter of fiscal 2004 from $6.3 million in the fourth quarter of fiscal 2003, or a 24% decrease.  The decrease in SG&A expenses is primarily the result of reduced expenses associated with our Fetish™ and Shago® apparel brands, particularly lower royalty and advertising expenses of $600,000 associated with these brands.  We also had a lower earn-out expense of $100,000 on lower private label net sales to our primary private label account and a $500,000 decrease in professional fees for the quarter compared to the prior year period.

The Company also reported an increase in depreciation and amortization expenses to $369,000 in the fourth quarter of fiscal 2004 from $302,000 in the fourth quarter of fiscal 2003 as a result of the amortization of the intangibles assets acquired with the purchase of the Blue Concepts Division.  In addition, interest expense decreased to $385,000 in the fourth quarter of fiscal 2004 from $394,000 in the fourth quarter of fiscal 2003.  While the Company incurred interest expense in 2004 from the issuance of $4.4 million of convertible notes, the decrease is the result of the offset of decreased interest expense associated with the partial conversion of the note issued in connection with the Blue Concepts Division acquisition.  This note balance decreased from $21.8 million to $9.3 million as a result of this conversion.

Income (loss) from continuing operations

The factors explained above resulted in the Company generating income from continuing operations of $1.3 million for the fourth quarter of fiscal 2004 compared to a loss from continuing operations of $5.0 million for the fourth quarter of fiscal 2003.

Conference Call Information

Innovo’s Chief Executive Officer and Chief Financial Officer will present a discussion of Innovo Group’s operating performance on its fourth quarter and year-end earnings conference call, which is scheduled for Monday, February 28, 2005, at 3 p.m. EST. To access the live call, please dial (800) 591-6944 (U.S.) or (617) 614-4910 (international).  The conference ID number and participant passcode is 79395917 and is entitled the “2004 Fourth Quarter and Fiscal Year End Innovo Group Earnings Conference Call.”  The information provided on the teleconference is only accurate at the time of the conference call, and Innovo Group will take no responsibility for providing updated information.  A telephone replay of the conference call will be available beginning at 5:00 PM Eastern Time on February 28, 2005 until 5:00 PM Eastern Time on March 4, 2005 by dialing (888) 286-8010 (U.S) or (617) 801-6888 (international) and using the conference passcode 12551168. Additionally, following the live audio of the conference call, on Tuesday, March 1, 2005 a replay will be archived on the website at www.innovogroup.com for one week.

INNOVO GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	11/27/04	11/29/03

ASSETS
Current assets
Cash and cash equivalents	$516	$7,034
Accounts receivable and due from factor, net of allowance for customer credits and allowance of $1,022 (2004) and $2,013 (2003)	2,208	566
Inventories	5,524	5,267
Due from related parties	1,747	—
Prepaid expenses and other current assets	384	1,738
Assets of discontinued operations	3,131	5,404
Total current assets	13,510	20,009

Property and equipment, net	270	628
Goodwill	12,592	12,592
Intangible assets, net	11,690	13,058
Other assets	81	78

Total assets	$38,143	$46,365

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$3,243	$4,746
Due to factor	—	337
Due to related parties	143	579
Convertible notes payable, net of discount	4,132	—
Note payable to officer	439	500
Current portion of related party long-term debt	673	68
Liabilities of discontinued operations	607	1,853
Total current liabilities	9,237	8,083

Related party long-term debt	8,627	21,800

Commitments and Contingencies

8% Redeemable preferred stock, $0.10 par value: Authorized 5,000, Issued and outstanding 194 shares (2004) and (2003)

Stockholders’ equity
Common stock, $0.10 par – shares, Authorized 40,000, Issued and outstanding 29,266 (2004), and 25,785 (2003)	2,927	2,579
Additional paid-in capital	72,043	59,077
Accumulated deficit	(51,400)	(41,824)
Promissory note-officer	(703)	(703)
Treasury stock, 77 shares (2004) and (2003)	(2,588)	(2,588)
Accumulated other comprehensive loss	—	(59)
Total stockholders’ equity	20,279	16,482

Total liabilities and stockholders’ equity	$38,143	$46,365

The accompanying notes are an integral part of these consolidated financial statements

INNOVO GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year ended
	11/27/04	11/29/03	11/30/02

Net sales	$104,708	$69,103	$17,537
Cost of goods sold	85,887	59,222	11,393
Gross profit	18,821	9,881	6,144

Operating expenses
Selling, general and administrative	23,050	15,816	5,216
Depreciation and amortization	1,535	1,112	195
	24,585	16,928	5,411
Income (loss) from continuing operations	(5,764)	(7,047)	733
Interest expense	(1,334)	(976)	(340)
Other income	35	482	222
Other expense	(54)	—	(84)
Income (loss) from continuing operations, before taxes	(7,117)	(7,541)	531
Income taxes	15	52	119

Income (loss) from continuing operations	$(7,132)	$(7,593)	$412

Discontinued operations, net of tax	(2,444)	(724)	160
Net income (loss)	$(9,576)	$(8,317)	$572

Earnings (loss) per common share - Basic
Earnings (loss) from continuing operations	$(0.25)	$(0.45)	$0.03
Earnings (loss) from discontinued operations	(0.09)	(0.04)	0.01
Earnings (loss) per common share - Basic	$(0.34)	$(0.49)	$0.04

Earnings (loss) per common share - Diluted
Earnings (loss) from continuing operations	$(0.25)	$(0.45)	$0.03
Earnings (loss) from discontinued operations	(0.09)	(0.04)	0.01
Earnings (loss) per common share - Diluted	$(0.34)	$(0.49)	$0.04

Weighted average shares outstanding
Basic	28,195	17,009	14,856
Diluted	28,195	17,009	16,109

The accompanying notes are an integral part of these consolidated financial statements

2004

	Quarter ended
	(in thousands, except per share data)
	February 28	May 29	August 28	November 27
Net sales	$12,989	$25,546	$36,049	$30,124
Gross profit	1,997	2,460	7,516	6,848
Income (loss) from continuing operations, before taxes	(4,684)	(6,034)	2,296	1,305

Income taxes	33	(44)	11	15
Income (loss) from continuing operations	(4,717)	(5,990)	2,285	1,290

Discontinued operations, net of tax	(254)	(738)	(281)	(1,171)
Net Income (loss)	$(4,971)	$(6,728)	$2,004	$119
Net Income (loss) per share:
Basic
Earnings (loss) from continuing operations	$(0.18)	$(0.20)	$0.07	$0.04
Earnings (loss) from discontinued operations	(0.01)	(0.03)	—	(0.04)
	$(0.19)	$(0.23)	$0.07	$0.00

Diluted
Earnings (loss) from continuing operations	$(0.18)	$(0.20)	$0.07	$0.04
Earnings (loss) from discontinued operations	(0.01)	(0.03)	—	(0.04)
	$(0.19)	$(0.23)	$0.07	$0.00

2003

	Quarter Ended
	(in thousands, except per share data)
	March 1	May 31	August 30	November 29
Net sales	$9,172	$8,827	$17,506	$33,598
Gross profit	2,493	2,657	2,854	1,877
Income (loss) from continuing operations , before taxes	374	(474)	(2,443)	(4,998)

Income taxes	58	2	19	(27)
Income (loss) from continuing operations	316	(476)	(2,462)	(4,971)
Discontinued operations, net of tax	(34)	(17)	150	(823)
Net Income (loss)	$282	$(493)	$(2,312)	$(5,794)
Net Income (loss) per share:
Basic
Earnings (loss) from continuing operations	$0.02	$(0.03)	$(0.15)	$(0.23)
Earnings (loss) from discontinued operations	(0.00)	(0.00)	0.01	(0.04)
	$0.02	$(0.03)	$(0.14)	$(0.27)

Diluted
Earnings (loss) from continuing operations	$0.02	$(0.03)	$(0.15)	$(0.23)
Earnings (loss) from discontinued operations	(0.00)	(0.00)	0.01	(0.04)
	$0.02	$(0.03)	$(0.14)	$(0.27)

About Innovo Group Inc.

Innovo Group Inc., through its wholly-owned subsidiaries Joe’s Jeans, Inc. and Innovo Azteca Apparel, Inc., is a sales and marketing organization designing and selling branded and private label apparel consumer products through retailers and distributors in the domestic and international marketplaces.  The company is headquartered in Los Angeles, California.  More information is available at the Company web site at www.innovogroup.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words “believe,” “estimate, “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to Innovo Group Inc. on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products in the marketplace, the strength of the denim market, successful implementation of its strategic plan and ability to continue revenue growth, the extension or refinancing of its existing bank facility and the restrictions any such extension or refinancing could place on the company, the ability to obtain new financing from other financing sources, the ability to generate positive cash flow from operations and asset sales, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:

Innovo Group, Inc.

Shane Whalen, 323-278-6764